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                                                                     EXHIBIT 4.5


                                    AMENDMENT
                                       TO
            LCC INTERNATIONAL, INC. 1996 DIRECTORS STOCK OPTION PLAN

Effective January 30, 2001, Section 7 of the LCC International, Inc. 1996 Directors Stock Option Plan is amended by deleting the third and fourth sentences thereof in their entirety and substituting therefor the following:

               Each Eligible Director on the Effective Date who is not eligible to hold Class B Common Stock shall be granted an Initial Option to purchase 10,000 shares of Class A Common Stock as of the Effective Date or, if such Eligible Director's Commencement of Service is after the Effective Date and prior to January 30, 2001, as of such Eligible Director's Commencement of Service. Each Eligible Director who is not eligible to hold Class B Common Stock and whose Commencement of Service is on or after January 30, 2001 shall be granted, as of such Eligible Director's Commencement of Service, an Initial Option to purchase such number of shares of Class A Common Stock, NOT TO EXCEED 10,000 SHARES, AS DETERMINED BY THE BOARD IN ITS SOLE DISCRETION. Each Eligible Director who is not eligible to hold Class B Common Stock also may be granted Additional Options to purchase Class A Common Stock as determined from time to time by the Board in its sole discretion.

               This Amendment to the LCC International, Inc. Directors Stock Option Plan was duly approved by the Board of Directors of the Corporation on January 30, 2001.





                                                -----------------------------
                                                       Secretary